Exhibit 99.1

CONTACT:	Lewis J. Derbes, Jr. Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE
STEWART ENTERPRISES, INC. REFINANCES SENIOR SECURED CREDIT FACILITY
JEFFERSON, La.—(BUSINESS WIRE)—April 20, 2011—Stewart Enterprises, Inc. (Nasdaq GS: STEI) announced today that it has refinanced its existing credit facility with a new $150 million senior secured five-year revolving credit facility. Prior to the transaction, the Company’s $95 million credit facility was undrawn and scheduled to mature in June 2012.
Thomas M. Kitchen, President and Chief Executive Officer commented, “The refinancing of our credit facility, along with the successful offering of our new 6.50% senior notes due 2019 completed earlier this week, represent important elements of our capital structure. I am very pleased that the results of our efforts provide the Company with an extended debt maturity profile at favorable terms and the necessary flexibility under the credit facility to respond to future strategic opportunities.”
Additional information regarding the refinancing is contained in the Company’s Form 8-k dated April 20, 2011, which will be filed with the Securities and Exchange Commission (SEC).
Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States, currently owning and operating 218 funeral homes and 140 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.